One Battery Park Plaza
New York, New York 10004

telephone: (212) 574-1200
facsimile: (212) 480-8421
www.sewkis.com

901 K Street, N.W.
Washington, DC 20005
Telephone: (202) 737-8833
Facsimile: (202) 737-5184

March 26, 2021

Eagle Bulk Shipping Inc.
300 First Stamford Place, 5th Floor
Stamford, Connecticut 06902

Re:    Eagle Bulk Shipping Inc.
Ladies and Gentlemen:
We have acted as Marshall Islands counsel to Eagle Bulk Shipping Inc. (the "Company") in connection with the Company's registration statement on Form S-3, including the prospectus contained therein, as filed on the date hereof with the U.S. Securities and Exchange Commission (the "Commission"), and as thereafter amended or supplemented (the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of the resale of up to an aggregate of 541,898 shares of common stock, $0.01 per share, of the Company (the "Warrant Shares"), to be offered by certain selling shareholders named therein (the "Selling Shareholders"). The Warrant Shares are issuable to the Selling Shareholders upon exercise of the outstanding warrants described in the Registration Statement and the prospectus contained therein (the "Warrants").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus contained therein, (ii) the Warrants, (iii) certain memoranda of agreement entered into between the Company and the respective Selling Shareholders, and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Eagle Bulk Shipping Inc.
March 26, 2021

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Warrant Shares have been duly authorized and, when issued against payment therefor in accordance with the terms of the respective Warrants, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading "Legal Matters," without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward & Kissel LLP